Exhibit 99

RPC, Inc. Reports Fourth Quarter 2017 Financial Results

ATLANTA, January 24, 2018 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the fourth quarter and year ended December 31, 2017. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended December 31, 2017, revenues increased by 93.4 percent to $427.3 million compared to $221.0 million in the fourth quarter of last year. Revenues increased compared to the prior year due to higher activity levels and improved pricing for our services, higher service intensity, and activation of previously idled revenue-producing equipment. Operating profit for the quarter was $60.3 million compared to an operating loss of $32.2 million in the prior year. Net income for the fourth quarter was $57.7 million or $0.27 diluted earnings per share.

During the fourth quarter of 2017, RPC recorded a net discrete tax benefit of $19.3 million as a component of tax expense as a result of the “Tax Cuts and Jobs Act (“Tax Reform”)” enacted during the quarter. The benefit resulted primarily from the revaluation of deferred tax items using the lower corporate tax rates, offset by adjustments related to permanent tax law changes, effective January 1, 2018. Excluding the impact of Tax Reform, net income for the fourth quarter of 2017 was $38.4 million or $0.18 diluted earnings per share, compared to a net loss of $21.1 million or $0.10 loss per share last year.1

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter was $101.1 million compared to $15.7 million in the prior year.2 For the twelve months ended December 31, 2017, revenues increased by 118.8 percent to $1.6 billion compared to $729.0 million last year. Net income for the twelve-month period was $162.5 million or $0.75 per diluted share. Net Income excluding the impact of Tax Reform was $143.2 million, or $0.66 diluted earnings per share, compared to net loss of $141.2 million, or $0.66 loss per share last year.

Cost of revenues during the fourth quarter of 2017 was $285.7 million, or 66.9 percent of revenues, compared to $173.0 million, or 78.3 percent of revenues, during the fourth quarter of last year.  Cost of revenues increased primarily due to higher employment costs and materials and supplies expenses, both of which were driven by higher activity levels. As a percentage of revenues, cost of revenues decreased due to leverage of higher revenues over direct employment costs and improved pricing for our services.

1 Net income excluding the impact of Tax Reform is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

2 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix B to this press release.

Fourth Quarter 2017 Earnings Release

Selling, general and administrative expenses were $42.0 million in the fourth quarter of 2017 compared to $35.8 million in the fourth quarter of 2016. These expenses increased due to higher compensation costs, primarily incentive compensation, as well as other expenses consistent with higher activity levels and improved profitability. As a percentage of revenues, these costs decreased to 9.8 percent in the fourth quarter of 2017 compared to 16.2 percent in the fourth quarter of 2016, due to the leverage of higher revenues over primarily fixed expenses. Depreciation and amortization decreased to $38.0 million compared to $48.4 million in the fourth quarter of the prior year.

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended December 31, 2017 decreased by $43.7 million, or 9.3 percent, compared to the third quarter of 2017. Revenues decreased due to lower activity levels caused by higher than expected seasonal slowdowns, including year-end customer budget constraints. This was partially offset by improved pricing and a larger active fleet of revenue producing equipment. Cost of revenues during the fourth quarter of 2017 decreased by $9.1 million, or 3.1 percent, due to lower materials and supplies expenses resulting from lower activity levels, partially offset by higher total employment costs due to increased headcount. As a percentage of revenues, cost of revenues increased from 62.6 percent in the third quarter to 66.9 percent in the fourth quarter due to inefficiencies resulting from lower activity levels, partially offset by improved pricing for our services. RPC’s operating profit during the fourth quarter was $60.3 million, a decrease of $37.1 million, or 38.1 percent, compared to the third quarter operating profit of $97.4 million. EBITDA for the fourth quarter decreased by $36.5 million, or 26.5 percent, compared to the prior quarter.

Management Commentary

“The average U.S. domestic rig count during the fourth quarter of 2017 was 921, an increase of 56.4 percent compared to the same period in 2016, but a decrease of 2.6 percent compared to the third quarter of 2017,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average price of natural gas during the fourth quarter was $2.90 per Mcf, a 4.6 percent decrease compared to the prior year, and a 1.7 percent decrease compared to the third quarter of 2017. The average price of oil during the fourth quarter was $55.37 per barrel, a 12.4 percent increase compared to the prior year and a 15.1 percent increase compared to the third quarter of 2017. Compared to the prior year, RPC’s fourth quarter 2017 revenues increased at a rate greater than the change in these industry metrics because of high demand for oilfield service providers capable of operating in highly service-intensive environments. On a sequential basis, our revenues decreased at a greater rate than would be implied by industry metrics because of higher than expected seasonal slowdowns.

Fourth Quarter 2017 Earnings Release

“We recognize that RPC’s fourth quarter results interrupted the strong trends of the past several quarters; however, we are pleased with full year 2017 results. We believe that higher oil and natural gas prices, as well as larger macro trends in global supply and demand, will encourage our customers to continue to increase their activities during 2018. During the fourth quarter of 2017, we continued to recruit and train employees to staff additional equipment that we anticipate placing in service during the second quarter of 2018 to meet accelerating market demand. RPC finished the fourth quarter with $91.0 million in cash. Capital expenditures during the quarter were $42.5 million, directed toward both maintenance of our equipment and initial payments on new revenue-producing equipment.

“Since the majority of RPC’s business is domestic, we expect the recently enacted Tax Reform to have a meaningful positive impact on our financial results through increased earnings and operating cash flow in 2018.  We estimate our annual effective tax rate in 2018 will range from 20 to 25 percent,” concluded Hubbell.

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services revenues increased by 96.0 percent for the quarter compared to the prior year due to improved pricing, higher activity levels and a larger active fleet of revenue-producing equipment as compared to the prior year, particularly within our pressure pumping service line, which is the largest service line within Technical Services. Support Services revenues increased by 43.7 percent during the quarter compared to the prior year due primarily to improved activity levels and pricing in the rental tool service line, which is the largest service line within this segment. Technical Services reported an operating profit during the quarter compared to an operating loss in the prior year, while Support Services reported a smaller operating loss for the fourth quarter of 2017 as compared to the prior year.

Fourth Quarter 2017 Earnings Release

(in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Revenues:
Technical Services	$410,972	$209,634	$1,538,351	$679,654
Support Services	16,327	11,363	56,876	49,320
Total revenues	$427,299	$220,997	$1,595,227	$728,974
Operating profit (loss):
Technical Services	$67,021	$(26,223)	$251,476	$(203,804)
Support Services	(1,606)	(6,681)	(12,228)	(26,021)
Corporate expenses	(3,882)	(3,313)	(17,561)	(17,037)
(Loss) Gain on disposition of assets, net	(1,249)	4,001	4,530	7,920
Total operating profit (loss)	$60,284	$(32,216)	$226,217	$(238,942)
Interest expense	(104)	(115)	(426)	(681)
Interest income	466	171	1,494	467
Other income (expense), net	2,745	(478)	5,531	(204)

Income (loss) before income taxes	$63,391	$(32,638)	$232,816	$(239,360)

RPC, Inc. will hold a conference call today, January 24, 2018 at 9:00 a.m. ET to discuss the results for the fourth quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (888) 394-8218 or (323) 794-2149 and using the access code #2810720. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Fourth Quarter 2017 Earnings Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation our estimate that RPC’s annual effective tax rate will be in a range of 20 to 25 percent in 2018 and our belief that we will generate continued positive financial results and benefit from this lower tax rate through increased earnings and operating cash flow in 2018; our belief that higher oil and gas prices and macro industry trends will encourage our customers to continue to increase their activities during 2018; our belief that our customers are optimistic about their business prospects for 2018 and will continue to increase their activities during 2018; the scheduled delivery dates for planned additions to our pressure pumping fleet; our confidence in our ability to manage the Company to generate long-term financial returns and our plans to continue our expansion; and our confidence that our fleet additions will meaningfully contribute to our financial results during the near term. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions, including volatility of oil and natural gas prices; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with the regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel; the ultimate impact of current and potential political unrest and armed conflict in the oil production regions of the world, which could impact drilling activity; adverse weather conditions in oil and gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2016.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Fourth Quarter 2017 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016	2017	2016
REVENUES	$427,299	$470,999	$220,997	$1,595,227	$728,974
COSTS AND EXPENSES:
Cost of revenues	285,731	294,820	173,020	1,050,809	607,888
Selling, general and administrative expenses	42,011	39,738	35,827	159,194	150,690
Depreciation and amortization	38,024	39,587	48,367	163,537	217,258
Loss (gain) on disposition of assets, net	1,249	(503)	(4,001)	(4,530)	(7,920)
Operating profit (loss)	60,284	97,357	(32,216)	226,217	(238,942)
Interest expense	(104)	(105)	(115)	(426)	(681)
Interest income	466	488	171	1,494	467
Other income (expense), net	2,745	564	(478)	5,531	(204)
Income (loss) before income taxes	63,391	98,304	(32,638)	232,816	(239,360)
Income tax provision (benefit)	5,688	40,970	(11,531)	70,305	(98,114)
NET INCOME (LOSS)	$57,703	$57,334	$(21,107)	$162,511	$(141,246)

EARNINGS (LOSS) PER SHARE
Basic	$0.27	$0.26	$(0.10)	$0.75	$(0.66)
Diluted	$0.27	$0.26	$(0.10)	$0.75	$(0.66)

AVERAGE SHARES OUTSTANDING
Basic	216,574	216,958	214,270	217,194	214,227
Diluted	216,574	216,958	214,270	217,194	214,227

Fourth Quarter 2017 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

At December 31, (Unaudited)	(In thousands)
	2017	2016
ASSETS
Cash and cash equivalents	$91,050	$131,835
Accounts receivable, net	377,853	169,166
Inventories	114,866	108,316
Income taxes receivable	40,243	57,174
Prepaid expenses	8,992	6,718
Other current assets	7,131	5,848
Total current assets	640,135	479,057
Property, plant and equipment, net	443,928	497,986
Goodwill	32,150	32,150
Other assets	31,011	26,259
Total assets	$1,147,224	$1,035,452

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$103,462	$70,536
Accrued payroll and related expenses	23,577	12,130
Accrued insurance expenses	5,299	4,099
Accrued state, local and other taxes	8,655	3,094
Income taxes payable	3,224	4,929
Other accrued expenses	1,143	6,680
Total current liabilities	145,360	101,468
Long-term accrued insurance expenses	10,376	9,537
Long-term pension liabilities	35,635	32,864
Other long-term liabilities	4,719	3,318
Deferred income taxes	39,437	81,466
Total liabilities	235,527	228,653
Common stock	21,654	21,749
Capital in excess of par value	-	-
Retained earnings	906,745	803,152
Accumulated other comprehensive loss	(16,702)	(18,102)
Total stockholders' equity	911,697	806,799
Total liabilities and stockholders' equity	$1,147,224	$1,035,452

Fourth Quarter 2017 Earnings Release

Appendix A

RPC, Inc. has used the non-GAAP financial measures of net income and diluted earnings per share excluding the impact of Tax Reform in today's earnings release, and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net income, earnings per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the operating results without the impact of Tax Reform enables us to compare our operating performance consistently over various time periods.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at www.rpc.net.

Reconciliation of Net Income and Diluted Earnings Per Share to Net Income and Diluted Earnings Per Share excluding the impact of Tax Reform:

Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
(in thousands except per share data)	December 31, 2017	September 30, 2017	December 31, 2016	2017	2016

Net Income (Loss)	$57,703	$57,334	$(21,107)	$162,511	$(141,246)
Impact of Tax Reform	(19,342)	-	-	(19,342)	-
Net income (loss) excluding the impact of Tax Reform	$38,361	$57,334	$(21,107)	$143,169	$(141,246)

Diluted Earnings (Loss) Per Share	$0.27	$0.26	$(0.10)	$0.75	$(0.66)
Impact of Tax Reform	(0.09)	-	-	(0.09)	-
Diluted Earnings (Loss) Per Share excluding the impact of Tax Reform	$0.18	$0.26	$(0.10)	$0.66	$(0.66)

Diluted Average Shares Outstanding	216,574	216,958	214,270	217,194	214,227

Fourth Quarter 2017 Earnings Release

Appendix B

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
(in thousands except per share data)	December 31, 2017	September 30, 2017	December 31, 2016	2017	2016

Reconciliation of Net Income (Loss) to EBITDA
Net Income (Loss)	$57,703	$57,334	$(21,107)	$162,511	$(141,246)
Add:
Income tax provision (benefit)	5,688	40,970	(11,531)	70,305	(98,114)
Interest expense	104	105	115	426	681
Depreciation and amortization	38,024	39,587	48,367	163,537	217,258
Less:
Interest income	466	488	171	1,494	467
EBITDA	$101,053	$137,508	$15,673	$395,285	$(21,888)